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                                               EXHIBIT 5 and
                                               EXHIBIT 23.3

December 20, 1999

Household International, Inc.
2700 Sanders Road
Prospect Heights, Illinois 60070

Re: Household International, Inc. Registration Statement on Form S-4, for 5,000,000 shares of Common Stock

Gentlemen:

As Vice President-Corporate Law and Assistant Secretary of Household International, Inc., a Delaware corporation ("Household"), I am familiar with the proceedings in connection with Household's Registration Statement on Form S-4 (which is also a proxy statement for Renaissance Holdings, Inc. ("RHI")) pursuant to which 5,000,000 shares of common stock, par value $1.00 per share of Household (the "Common Stock") is being registered. The Common Stock may be issued to the shareholders of RHI pursuant to the merger (the "Merger") of RHI with Renaissance Credit Services, Inc., a wholly-owned subsidiary of Household ("RCS") and the terms and conditions of the Agreement and Plan of Merger dated as of November 30, 1999 (the "Agreement") by and among Household, RCS and RHI, a copy of which has been filed as an exhibit to the Registration Statement.

Based upon my review of the records and documents of Household, I am of the opinion that:

     1. Household is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

     2. When (i) the Registration Statement on Form S-4 filed by Household with respect to the Common Stock shall have become effective under the Securities Act of 1933, as amended, and (ii) the Merger shall have been completed and the conditions for the issuance of the Common Stock have been satisfied, in accordance with the terms set forth in the Agreement, then the Common Stock shall have been issued, sold and delivered and shall be validly issued, fully paid and non-assessable and no personal liability for the debts of Household will attach to the holders of the Common Stock under the laws of the State of Delaware where Household is incorporated and the laws of the State of Illinois where its principal place of business is located.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in any Preliminary Prospectus, Prospectus or Prospectus Supplement forming a part of the Registration Statement. In giving said consent, I do not admit that I am in the category of persons where consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ John W. Blenke

John W. Blenke